Pricing Supplement No. 8 (To Prospectus dated June 28, 2000 and Prospectus Supplement dated October 26, 2000)	Dated August 8, 2003	Filed Pursuant to: Rule 424 (b)(3) File No.: 333-38756

BANK ONE CORPORATION

MEDIUM-TERM NOTES, SERIES C

Date of Issue: August 12, 2003	☐ Fixed Rate ☒ Senior	☐ Commercial Paper Rate Note ☐ Federal Funds Rate Note	☐ LIBOR Reuters ☒ LIBOR Telerate
Maturity Date: August 11, 2006	☐ Subordinated ☐ CMT Rate Note	☐ CD Rate Note ☐ Treasury Rate Note	☐ Prime Rate Note ☐ LIBOR Note ☐ Other

CUSIP: 06422NHB5

ISIN: US06422NHB55

Principal Amount: $450,000,000.00

Issue Price (As a Percentage of Principal Amount): 100%

Interest Rate/Initial Interest Rate: Not Available

Interest Payment Dates: 12th of November, February, May, and August, modified following business day convention

Interest Reset Dates: 12th of November, February, May, and August, modified following business day convention

Index Maturity: 90 days

Designated CMT Maturity Index:

Designated CMT Telerate Page:

Spread: +12 Basis Points

Ranking: Senior, unsubordinated

Spread Multiplier: None

Minimum Interest Rate: None

Maximum Interest Rate: None

Interest Payment Period: August 12, 2003 to November 12, 2003 and quarterly thereafter, up to but excluding the interest payment date

Interest Rate Reset Period: August 12, 2003 to November 12, 2003 and quarterly thereafter, up to but excluding the interest payment                                                date

Redemption Date(s) or Period: The notes are not subject to redemption prior to maturity

Optional Repayment Date(s): None

Calculation Agent (If Applicable): Bank One, NA

Agents	Principal Amount to be Purchased
Banc One Capital Markets	$441,000,000.00
Fifth Third Securities, Inc.	$ 4,500,000.00
SunTrust Robinson Humphrey	$ 4,500,000.00

Agents Capacity ☐ As agent ☒ As principal

☐  The notes are being offered at varying prices related to prevailing market prices at the time of sale

☒  The notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount). After the initial offering period, the issue price may be changed.

Commission or Discount:    $268,065.00

It is expected that the Notes will be delivered to investors through the book-entry system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System, on August 12, 2003.

Additional Terms:

This Pricing Supplement may be used by Banc One Capital Markets, Inc. (“BOCM”), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.

On June 15, 2002, Arthur Andersen LLP (“Arthur Andersen”), Bank One Corporation’s former independent public accountants, was convicted of federal obstruction of justice. Bank One decided to no longer engage Arthur Andersen as its principal accountants in 2001 and selected KPMG LLP to serve as its independent public accountants for fiscal 2001. Arthur Andersen audited Bank One’s financial statements for the fiscal year ended December 31, 1999 and December 31, 2000. As a result, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.

The SEC has provided regulatory relief pursuant to Rule 437a under the Securities Act of 1933, as amended (the “Securities Act”), that is designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. We were unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited our financial statements incorporated by reference into this prospectus. Because Arthur Andersen has not provided its consent, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

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